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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549




                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934




                                 Date of Report

                                January 25, 2002
                                ----------------


                         Central American Equities Corp.
             (Exact name of registrant as specified in its chapter)



               Florida                  0-24185                65-0636168
               -------                  -------                ----------
(State or other jurisdiction          Commission              IRS Employer
          of incorporation)           File Number           Identification No.)




          POB 718-1260 PLAZA COLONIAL, ESCAZU                  COSTA RICA
          -----------------------------------                  -----------
        (Address of principal executive offices)                (Country)

              Registrant's telephone number, including country code

                                +011 506-282-4160
                                -----------------

           ----------------------------------------------------------
          (Former name or former address, if changed since last report)

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ITEM 2. DISPOSITION OF ASSET.

We are reporting the sale of Ecolodge San Luis & Biological Station, our hotel property located in San Luis Valley, Monteverde, Costa Rica. We (CAE) have sold the property, all related assets, structures, and the hotel business and its operating licenses to Corporacion Negro y Rojo de San Luis S.A., a Costa Rica corporation affiliated with the University of Georgia.

Milton and Diana Lieberman, former employees of Central American Equities represented the University Georgia in this transaction and, in addition, are officers of Corporacion Negro y Rojo de San Luis S.A.

Total consideration for the sale was $895,000 dollars including previously received option payments. The price is based upon the value of assets and the ongoing business. We have financed the purchase of the asset under the following terms: a) a 10% interest rate (13% if payments are delinquent), b) a varying payment schedule to be completed within one-year of sale, and c) a $3000 (increasing to $4,500) monthly rental fee for the Ecolodge San Luis hotel business to be paid until payments for the business are completed. Initial receipts from the purchase have been used to pay all liabilities including all severance-related payments to employees.

CAE will retain a relationship with Ecolodge San Luis. We will continue to send guests to Ecolodge San Luis as a wholesaler ---- retaining 40% (60% until the sale is completed) of fees charged to guests. Ecolodge San Luis plans to send guests to Hotel Alta and Sunset Reef (CAE's other hotels in Costa Rica) from the University of Georgia.

We decided to sell the Ecolodge San Luis because of its disappointing sales and profit levels and the belief that a greater return could be achieved by investing elsewhere. We plan to use proceeds from the sale to reduce corporate debt including debt related to Sunset Reef, thereby achieving its reacquisition (see September 30, 2001 10Q for information related to Sunset Reef). We also are actively exploring the opportunity to use funds from the sale of the Ecolodge to purchase other tourism-related businesses or properties in Costa Rica.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL AMERICAN EQUITIES CORP.
       (Registrant)

___________________________________________ Date: January 25, 2002
Michael N. Caggiano
President and CEO